                         SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.    )

Filed by Registrant [X]
Filed by Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the
                                     Commission Only (as permitted
                                     by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Uni-Marts, Inc.
----------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

----------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
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       pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
                              UNI-MARTS, INC.
                          477 East Beaver Avenue
                  State College, Pennsylvania 16801-5690





                                    January 24, 1997



Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of Uni-Marts, Inc. The meeting will be held at the Days Inn Penn State, 240 South Pugh Street, State College, Pennsylvania, on Thursday, February 20, 1997, commencing at 10:00 A.M.

   At the meeting, you will be asked to vote on the following proposals:

   1. Election of three directors who will serve until the Annual Meeting of Stockholders in 2000.

   2. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 1997.

   Your vote is important. Whether or not you plan to attend the meeting, please sign, date and mail your proxy in the enclosed postpaid envelope promptly.

                                    Sincerely,



                                    /S/ HENRY D. SAHAKIAN

                                    HENRY D. SAHAKIAN
                                    Chairman of the Board
                                     and Chief Executive Officer

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                 ---------

                              UNI-MARTS, INC.
                          477 East Beaver Avenue
                  State College, Pennsylvania 16801-5690

                                 ---------


TO THE STOCKHOLDERS:

   You are hereby notified that the Annual Meeting of Stockholders of Uni-Marts, Inc., a Delaware corporation, will be held at the Days Inn Penn State, 240 South Pugh Street, State College, Pennsylvania, at 10:00 A.M. on Thursday, February 20, 1997, for the following purposes:

   1. To elect three directors who will serve until the Annual Meeting of Stockholders in 2000;

   2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 1997; and

   3. To transact such other business as may properly come before the meeting. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

   Information relating to the above matters is set forth in the attached Proxy Statement. Only stockholders of record at the close of business on January 2, 1997 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof.


                                    /S/ HARRY A. MARTIN

                                    HARRY A. MARTIN
                                    Secretary


State College, Pennsylvania
January 24, 1997

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY.

                              UNI-MARTS, INC.
                          477 East Beaver Avenue
                       State College, PA 16801-5690

                               -------------
                              PROXY STATEMENT
                               -------------


   This Proxy Statement is furnished to the stockholders of Uni-Marts, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders on February 20, 1997 (the "Annual Meeting") and any adjournment thereof. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about January 24, 1997. The expense of preparing, printing and mailing the Proxy Statement will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company's stock.

   Shares represented by valid proxies will be voted in accordance with instructions contained therein or, in the absence of such instructions, in accordance with the recommendations of the Board of Directors. A proxy may be revoked by a stockholder by written notice of such revocation or by a later dated proxy delivered to the Secretary of the Company at any time prior to the shares represented by such proxy being voted.

   Holders of record of the Company's Common Stock, par value $.10, at the close of business on January 2, 1997 are entitled to notice of, and to vote at, the Annual Meeting. As of such date, there were outstanding 6,636,450 shares of the Company's Common Stock. Each stockholder has one vote per share on all items of business properly presented at the Annual Meeting. Under the Amended and Restated By-laws of the Company, the presence of a quorum is required for the transaction of business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of a majority of the total number of shares issued and outstanding and entitled to vote thereat and a majority of the voting power of the shares issued and outstanding shall constitute a quorum for the transaction of business. Action on all matters scheduled to come before the Annual Meeting will be authorized by the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on such matters. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker nonvotes are not counted for purposes of determining whether a proposal has been approved. Votes cast by stockholders will be counted by ChaseMellon Shareholder Services, L.L.C., the Company's transfer agent. The Company does not have any policy with respect to maintaining the confidentiality of proxies, ballots or vote tabulations.

   A copy of the 1996 Annual Report, which includes financial statements for the fiscal year ended September 30, 1996, is enclosed.

                                PROPOSAL 1
                           ELECTION OF DIRECTORS

   The Board of Directors is composed of three classes. Class II and Class III Directors will serve until the Annual Meetings of Stockholders in 1998 and 1999, respectively, and thereafter for terms of three years until their successors have been elected and qualified. The Directors comprising Class I will be elected at the Annual Meeting and will serve until the Annual Meeting of Stockholders in 2000 and thereafter for terms of three years until their successors have been elected and qualified. Class I and Class III are each composed of three Directors and Class II is composed of four Directors.

   The proxy agents of the Board of Directors intend to vote, unless instructed otherwise, for election of the nominees named below. If for any reason any of the nominees become unable or are unwilling to serve, at the time of the Annual Meeting the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not anticipated that any nominee will be unavailable for election. Directors shall be elected by a majority of the votes cast.

   The following sets forth information as to each nominee for election as a Director at the Annual Meeting, each Director continuing in office and an Executive Officer who is not a Director, including their ages, present principal occupations, other business experience for at least the last five years and memberships on committees of the Board of Directors.

   Nominees for election at the Annual Meeting with terms expiring in 2000:

Name                                Age   Position
----                                ---   --------
Henry D. Sahakian (3)(4)(5)         60    Chairman of the Board and Chief
                                          Executive Officer
Bruce K. Heim (2)(3)(4)             55    Director
Michael J. Serventi (1)(5)          46    Director

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ABOVE NOMINEES.

   Directors whose present terms continue until 1998:

Name                                Age   Position
----                                ---   --------
J. Kirk Gallaher                    50    Executive Vice President, Chief
                                          Financial Officer and Director
G. David Gearhart (3)(4)(5)(6)      44    Director
Jeremiah A. Keating (1)(5)          57    Director
Charles R. Markham                  61    President, Chief Operating Officer
                                          and Director

   Directors whose present terms continue until 1999:

Name                                Age   Position
----                                ---   --------
Joseph V. Paterno (1)(3)(5)         70    Director
Charles C. Pearson, Jr. (2)(3)(6)   57    Director
Daniel D. Sahakian (2)(3)(4)        64    Director

     Executive Officer:

Name                                Age   Position
----                                ---   --------
Howard D. Romines                    62   Executive Vice President

--------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Executive Committee.

(4) Member of the Nominating Committee.

(5) Member of the Strategic Planning Review Committee.

(6) Member of the Stock Option Committee.


   Henry D. Sahakian is the founder of the Company and has served as Chairman of the Board since the Company's inception. He also served as the Company's President until 1994.

   J. Kirk Gallaher joined the Company in April 1980 and has served as Executive Vice President and Chief Financial Officer since 1994. From 1987 to 1994, Mr. Gallaher served as the Company's Senior Vice President and Chief Financial Officer. Mr. Gallaher became a Director of the Company in October 1986.

   G. David Gearhart became Senior Vice President and Managing Director of Grenzebach Glier & Associates, Inc. in 1995. He was Senior Vice President for Development and University Relations of The Pennsylvania State University for the preceding ten years. Mr. Gearhart became a Director of the Company in October 1994.

   Bruce K. Heim has served for the past 14 years as Chairman of the Board and President of Keystone Real Estate Group, Inc., a property management and investment company located in State College, Pennsylvania. Mr. Heim became a Director of the Company in November 1977.

   Jeremiah A. Keating has been President of Jet Aviation Business Jets, Inc., a company providing charter aircraft services located in Teterboro, New Jersey, since February 1990. Mr. Keating became a Director of the Company in September 1987.

   Charles R. Markham joined the Company in February 1975 and has served as President and Chief Operating Officer since 1994. From 1981 to 1994,
Mr. Markham served as the Company's Executive Vice President. Mr. Markham became a Director of the Company in January 1978.

   Joseph V. Paterno has been the head coach of The Pennsylvania State University football team for the past 29 years. Mr. Paterno became a Director of the Company in December 1986.

   Charles C. Pearson, Jr. has been Market President and Chief Executive Officer of PNC Bank, Central PA, a subsidiary of PNC Bank, Pittsburgh, PA, since 1994. From 1988 to 1994 he was President and Chief Executive Officer of United Federal Bancorp, Inc. until its acquisition by PNC Bank, National Association.
Mr. Pearson became a Director of the Company in October 1994.

   Howard D. Romines joined the Company in March 1979 and has served as Executive Vice President since 1994. Mr. Romines served as the Company's Vice President of Operations from 1985 to 1994.

   Daniel D. Sahakian has served for the past 16 years as President and Chief Executive Officer of HFL Corporation and for the past nine years as President of Unico Corporation, both of which are controlled by him and Henry D. Sahakian. HFL Corporation and Unico Corporation are commercial real estate companies. Mr. Sahakian became a Director of the Company in October 1981. He is Henry D. Sahakian's brother.

   Michael J. Serventi has been President and Chief Executive Officer of Lew-Mark Baking Co., Inc. and Garden State Cookies, Inc. for the past 13 years. Mr. Serventi became a Director of the Company in December 1986.

   For information with respect to the share ownership of the Company's Directors, see "Principal Stockholders."

   The Board of Directors met five times during the last fiscal year. The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee, a Nominating Committee, a Strategic Planning Review Committee and a Stock Option Committee. The Audit Committee communicates with and receives information directly from the Company's independent auditors. The Audit Committee met two times during the last fiscal year. The Compensation Committee periodically reviews, implements and administers the compensation policies and programs for and performance of the Company's executive officers and establishes guidelines for the compensation of other personnel. The Compensation Committee met two times during the last fiscal year. The Executive Committee meets as needed between full board meetings to discuss and act upon certain significant matters affecting the Company. The Nominating Committee considers nominees recommended by security holders pursuant to procedures set forth in the Company's By-laws. The Strategic Planning Review Committee meets periodically to review and make recommendations regarding the Company's strategic plan. The Executive Committee, the Nominating Committee and the Strategic Planning Review Committee did not meet during the last fiscal year. The Stock Option Committee will administer the Company's 1996 Equity Compensation Plan which became effective November 1, 1996. Each incumbent director attended more than 75% of the meetings of the Board of Directors and the meetings of Board Committees on which each Director served.

                          EXECUTIVE COMPENSATION

   SUMMARY COMPENSATION TABLE. The following table sets forth the total annual compensation paid or accrued by the Company to or for each executive officer of the Company for the periods listed below.

                        SUMMARY COMPENSATION TABLE

                                                               Long-Term Compensation
                                                        -----------------------------------
                                                                  Awards            Payouts
                                                        --------------------------  -------
                                       Securities
                                 Annual Compensation      Underlying   Performance                All
                              -------------------------  Options/SARs   Unit Plan                Other
Name and Principal Position   Year  Salary($)  Bonus($) (# of Shares)  (# of Units)    $         Comp.($)
---------------------------   ----  ---------  -------- -------------  ------------ -------  ---------------
Henry D. Sahakian,            1996   288,900          0     14,940        1,500     57,221   61,133(a)(b)(c)
Chairman of the Board         1995   270,000    167,832     13,000        1,650          0   61,342(a)(b)(c)
and Chief Executive           1994   270,000    115,735     13,100        1,572          0   20,175(a)(b)(c)
Officer

Charles R. Markham,           1996   160,500          0     10,320        1,030     34,046   50,638(a)(b)(c)
President, Chief              1995   150,000    105,894      8,500        1,120          0   50,733(a)(b)(c)
Operating Officer             1994   136,500     94,035      7,960          955          0   51,132(a)(b)(c)
and Director

J. Kirk Gallaher,             1996   139,100          0      7,430          740     29,601   24,804(a)(b)(c)
Executive Vice President,     1995   130,000     93,906      6,500          840          0   24,879(a)(b)(c)
Chief Financial Officer       1994   122,250     79,570      5,960          715          0   25,283(a)(b)(c)
and Director

Howard D. Romines,            1996   107,000          0      3,070          310          0   21,931(a)(b)(c)
Executive Vice                1995   100,000     31,968      2,500          335          0   21,958(a)(b)(c)
President                     1994    85,000     20,000      2,500            0          0   21,534(a)(b)(c)

----------
(a) Includes premiums paid by the Company on split-dollar insurance policies on the lives of Henry D. Sahakian, Charles R. Markham, J. Kirk Gallaher and Howard D. Romines in the amounts of $54,188, $44,605, $18,851 and $15,751, respectively, for the fiscal year ended September 30, 1996, $54,365, $44,605, $18,851 and $15,751, respectively, for the fiscal year ended September 30, 1995 and $12,132, $44,605, $18,851 and $15,752, respectively, for the fiscal year ended September 30, 1994.

(b) Includes Company contributions to the Company's Deferred Compensation Plan in the amount of $5,000 for each executive officer listed.

(C) Includes Company contributions to the Company's Retirement Savings and Incentive Plan (the "Savings Plan") for Messrs. Sahakian, Markham, Gallaher and Romines in the amounts of $1,945, $1,033, $953 and $1,180, respectively, for the fiscal year ended September 30, 1996, $1,977, $1,128, $1,028 and $1,207, respectively, for the fiscal year ended September 30, 1995 and $3,043, $1,527, $1,432 and $782, respectively, for the fiscal year ended September 30, 1994.

   GRANTS OF STOCK OPTIONS. The following table sets forth incentive stock options granted to executive officers during the fiscal year ended September 30, 1996:

                         Options/SAR Grants Table
                   Option/SAR Grants in Last Fiscal Year

                                                                           Potential
                                                                        Realizable Value
                                                                        at Assumed Annual
                                                                          Rates of Stock
                                                                        Price Appreciation
                                      Individual Grants                   For Option Terms
                    --------------------------------------------------- ------------------
                                 % of Total
                                 Options/SARs
                      Options/    Granted to    Exercise
                       SARs      Employees in    Price     Expiration
Name                 Granted(#)   Fiscal Year   ($/Share)     Date       5% ($)    10% ($)
----                ----------   -----------    --------   -----------  -------   --------
Henry D. Sahakian     14,940        22.7%         7.70       10-01-00    18,436     53,389
Charles R. Markham    10,320        15.7%         7.00       10-01-05    45,431    115,132
J. Kirk Gallaher       7,430        11.3%         7.00       10-01-05    32,709     82,891
Howard D. Romines      3,070         4.7%         7.00       10-01-05    13,515     34,250

   STOCK OPTION EXERCISES AND FISCAL YEAR-END STOCK OPTION VALUES. The following table sets forth information concerning stock options exercised during the 1996 fiscal year and the value of stock options held at the end of the fiscal year ended September 30, 1996 by each of the Company's executive officers.

           Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                    Number of
                                                   Securities        Value of
                                                   Underlying       Unexercised
                                                   Unexercised      In-The-Money
                                                 Options/SARs at    Options/SARs
                          Shares                    FY-End (#)      at FY-End ($)
                         Acquired    Value       ---------------   ----------------
                            on      Realized       Exercisable/     Exercisable/
Name                     Exercise      ($)        Unexercisable     Unexercisable
----                     -------    --------     ---------------   ----------------
Henry D. Sahakian         60,000     287,500      26,100/14,940      61,009/8,217
Charles R. Markham        42,695     104,686      24,500/10,320    126,313/12,900
J. Kirk Gallaher          12,100      35,598       31,095/7,430      85,323/9,288
Howard D. Romines         14,550      65,701       11,615/3,070      32,202/3,838

   All options held by the named individuals were fully exercisable at September 30, 1996 except options granted on October 2, 1995.

   LONG-TERM INCENTIVE PLAN--AWARDS IN THE LAST FISCAL YEAR. The following table sets forth certain information concerning awards made under the Company's Performance Unit Plan (the "Performance Plan") to the named executives during the fiscal year ended September 30, 1996.

                Long-Term Incentive Plan--Awards in the Last Fiscal Year

                                     Performance      Estimated Future-Payouts Under
                      Number of        or Other         Non-Stock Price-Based Plans
                    Shares, Units    Period Until     ------------------------------
                      or Other      Maturation Date   Threshold    Target    Maximum
Name                  Rights (#)        Payout         ($ or #)   ($ or #)   ($ or #)
----                -------------   ---------------   ---------   --------   --------
Henry D. Sahakian       1,500           3 Years          $ 0      $75,000    $87,500
Charles R. Markham      1,030           3 Years          $ 0      $51,500    $64,000
J. Kirk Gallaher          740           3 Years          $ 0      $37,000    $49,500
Howard D. Romines         310           3 Years          $ 0      $15,500    $28,000

   Units shown in this table represent performance units under the Performance Plan. The Performance Plan determines the amount of compensation over three-year periods based upon the performance of the Company as well as upon each executive officer meeting individual goals consistent with that officer's position with the Company. The actual value of a performance unit at the end of the performance period is dependent 50% upon the Company achieving its cash flow target during the period and 50% upon the individual achieving the personal goals set for him.

   COMPENSATION OF DIRECTORS. During the 1996 fiscal year, each Director who was not an employee of the Company received a retainer of $7,500, of which $5,000 was paid in shares of Common Stock. Each nonemployee Director also received grants of stock options to purchase 1,000 shares and 4,000 shares of the Company's Common Stock (250 shares and 2,500 shares for Messrs. Gearhart and Pearson) at exercise prices of $7.00 and $8.50, respectively, for serving as a Director during fiscal year 1996. Each nonemployee Director also received $1,000 for each board or committee meeting attended. Committee chairmen received $2,000 for each meeting they chaired.

   EMPLOYMENT AGREEMENTS. The Company has entered into a change-in-control agreement with each of Messrs. Henry D. Sahakian, Markham, Gallaher and Romines which provides for, among other things, the payment of an amount equal to 2.99 times the officer's base compensation if such officer's employment is terminated in connection with a change in control of the Company.

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Compensation Committee of the Company's Board of Directors are Messrs. Heim, Pearson and Daniel D. Sahakian. Mr. Heim is a director of Unico Corporation ("Unico"), formerly the Company's parent, the majority of the stock of which is beneficially owned or controlled by Henry D. Sahakian and Daniel D. Sahakian.

   In fiscal year 1996, the Company paid land rent of $40,000 to Nicholas, Heim and Kissinger Associates, a partnership in which Bruce K. Heim is a partner. This vacant property was leased by the Company for future development. The Company has also signed a commitment to purchase this property for $1,500,000 if certain conditions are met.

   The Company leases one store location from Daniel D. Sahakian which Mr. Sahakian purchased from HFL Corporation in fiscal year 1995. The lease has a remaining term of 11 years with two five-year and one four-year renewal options, with the rent increasing by 2% each year. Rent paid to Daniel D. Sahakian under this lease during fiscal year 1996 was $27,100.

   During fiscal year 1996, the Company leased five store locations and four other locations from Unico. Certain directors, executive officers and stockholders of the Company are also directors, executive officers and stockholders of Unico. Effective October 1, 1992, the leases for five of these locations are for terms of 15 years with two five-year and one four-year renewal options. Annual rental increases are limited to a maximum of 2% each year. The leases for the remaining four locations are for one-year periods, with rents increasing by 2% each year, and are cancelable only at the option of the Company at the end of any year upon six months' written notice. Aggregate rent paid under these leases during fiscal year 1996 was $219,600.

   In fiscal year 1996, the Company purchased a store location from Unico at fair market value for $116,200.

   The Company leases its corporate headquarters, certain storage facilities and three of its store locations from HFL Corporation, all of the stock of which is beneficially owned or controlled by Henry D. Sahakian and Daniel D. Sahakian. The leases for the corporate headquarters and storage facilities were entered into in years 1991 to 1996, expire in 1996 to 2000 and provide for a current aggregate rent of $385,700. Some of the leases are renewable annually subject to increases of 2% to 4%. The aggregate rent paid to HFL Corporation for the corporate headquarters and storage facilities was $364,700 for fiscal year 1996. The three leases of store locations from HFL Corporation were entered into from October 1992 to September 1995, are for terms of five years with renewal options and provide for annual rents aggregating $72,800. The aggregate rent paid under these leases to HFL Corporation during fiscal year 1996 was $82,000.

   During fiscal year 1996, the Company received from HFL Corporation $11,100 as reimbursement for certain general and administrative expenses. The Company intends to continue to provide some administrative services for HFL Corporation and expects to be reimbursed therefor.

   On February 26, 1993, the Company made a one-time, special grant of nonqualified stock options to Henry D. Sahakian and Daniel D. Sahakian each to purchase 150,000 share of Common Stock at a price of $4.50 per share in exchange for their relinquishment of effective voting control of the Company as a result of the elimination of the super-majority voting provisions of the Company's Class B Common Stock. Henry D. Sahakian exercised his option in fiscal year 1996.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors (the "Committee") is responsible for implementing and administering the Company's compensation policies and programs for its executive officers. A separate committee administers the Company's Stock Option Plan (the "Stock Option Committee"). The Committee and the Stock Option Committee both are composed entirely of nonemployee directors. The Company's compensation policy, effectuated by the Committees, is to provide a comprehensive structure that will (i) motivate the officers to implement and achieve the Company's strategic and financial goals,
(ii) attract and retain key executive personnel and (iii) align a significant portion of the compensation of management with the interests of the stockholders through stock options and other long-term incentives that are designed to provide additional compensation only when the Company achieves good financial results and all stockholders benefit. The Company and the Committee are strongly committed to maximizing stockholder value through consistent growth and profitability.

   The Company's overall compensation program for its executive officers is comprised of the following elements:

   A. Base Salary;
   B. Annual Bonus Plan; and
   C. Stock Option Plan.(1)

BASE SALARY AND BENEFITS

   The Committee reviews the base salary and benefits provided to each executive officer on an annual basis and evaluates the compensation against available data for other businesses. The Committee monitors base salary studies prepared by independent consulting firms, proxy information and other similar data to attempt to ensure that the Company continues to provide competitive levels of compensation. The Committee believes that the compensation provided to the officers is competitive with that generally offered by comparable convenience store operators and other similarly sized businesses.

BONUSES

   For the fiscal year ended September 30, 1996, no bonuses were awarded to the executive officers based on the terms of the Annual Bonus Plan, as administered by the Committee. The plan rewards the executive officers based on the amount of increase in the Company's pre-tax earnings over the previous fiscal year (without regard to extraordinary items). When pre-tax earnings do not equal or exceed that of the previous fiscal year, as was the case for the year ended September 30, 1996, no bonuses are earned under the plan by any executive officer. The Committee believes that the plan is designed to relate executive compensation directly to Company performance so that such bonuses will provide a financial reward only for the achievement of substantial business results. For the fiscal year ending September 30, 1997, the Committee changed the measure for bonuses under the plan. The new standard is increases in earnings per share which the Committee believes is a measure of performance better related to stockholders' return.

STOCK OPTIONS

   The Committee and the Stock Option Committee believe that stock ownership by executive officers is important in order that a portion of each executive's compensation is directly aligned with the economic interest of the stockholders of the Company. The Stock Option Committee believes that stock option grants provide opportunities for capital accumulation, promote long-term retention and foster an executive officer's proprietary interest in the Company. Under the Stock Option Plan, options are issued at a price equal to the fair market value of a share on the date of grant and the options generally expire after ten years. Although the grant of stock options and the number of shares subject to options are discretionary with the Stock Option Committee, executives have annually received stock options in order to increase their stock ownership. In addition, the Committee takes the number of shares subject to options and the potential long-term benefit to the executives into account in setting each executive's overall compensation targets. Because the Company and the Stock Option Committee believe that stock options are a valuable incentive, in recent years, stock option grants have been extended to many other individuals employed by the Company.

-----------------------
   (1) As discussed below, in prior years the Company made three-year grants under a Performance Unit Plan pursuant to which payments were made in the fiscal year ended September 30, 1996. Payments may also be made in the next two fiscal years as prior grants mature.

PERFORMANCE UNIT PLAN

   The Committee decided not to make further grants under the Performance Unit Plan in the current fiscal year although payments were made for the fiscal year ended September 30, 1996 pursuant to grants made to executive officers in 1994. Under the plan, the amount of compensation is determined over succeeding three-year periods of time based upon the performance of the Company as well as upon each executive officer meeting individual goals consistent with that officer's position with the Company. Each Performance Unit has an initial value of $50 and the performance period ends three years following grant. The actual value of the performance unit at the end of the performance period is dependent (50%) upon the Company achieving its cash flow target during the period and (50%) on the individual achieving the personal goals set for him. The actual value of a performance unit at the end of the period may vary from 0% to in excess of 100% of the $50 nominal value.

CHIEF EXECUTIVE OFFICER COMPENSATION

   The salary, bonus and stock option awards of the Chief Executive Officer are determined by the Committee and the Stock Option Committee, in conformity with the policies described above. Mr. Sahakian was paid a base salary for the fiscal year ended September 30, 1996 of $288,900. In order to keep
Mr. Sahakian's base salary in line with the Committee's philosophy for the future, Mr. Sahakian's base salary was increased for the fiscal year commencing October 1, 1996 to $294,500 (a smaller percentage increase than that granted to other executive officers even though Mr. Sahakian had not received an increase in two of the last three fiscal years). Mr. Sahakian will continue to participate and receive potential rewards under the incentive based plans established for that purpose. In this way, the Committee is acting consistently with its philosophy of making much of an executive's total compensation dependent upon the Company's performance.

   The Company continues to monitor the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended, which restricts the federal income tax deduction that may be claimed by a "public company" for compensation paid the Chief Executive Officer and the four most highly compensated other officers to $1 million each except to the extent that any amount in excess of such limit is paid pursuant to a plan containing a performance standard or a stock option plan that meets certain requirements. The Company's current stock option plan meets the requirements of Section 162(m). In light of this, the Committee does not believe that Section 162(m) will have any adverse effect on the Company but continues to evaluate the Company's compensation program in light of that restriction.


COMPENSATION COMMITTEE             STOCK OPTION COMMITTEE

Bruce K. Heim, Chairman            Charles C. Pearson, Jr., Chairman
Charles C. Pearson, Jr.            G. David Gearhart
Daniel D. Sahakian

                             PERFORMANCE GRAPH

   The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock for the last five years with the cumulative total return on the Standard and Poor's 500 Index, an old peer group index based on the common stock of the following three companies: Casey's General Stores, Inc., Dairy Mart Convenience Stores, Inc. and Uni-Marts, Inc., and a new peer group index based on the common stock of the following four companies: Southland Corporation, Casey's General Stores, Inc., Dairy Mart Convenience Stores, Inc. and Uni-Marts, Inc. Southland Corporation has been added to the peer group to more accurately represent a true peer group. A five-year history of Southland Corporation was not available until this year. The cumulative total stockholder return set forth in the graph assumes the investment of $100 in the Company's Common Stock and each index on September 30, 1991, and reinvestment of all dividends.




































                 9/30/91   9/30/92   9/30/93   9/30/94   9/30/95   9/30/96
                 -------   -------   -------   -------   -------   -------
Uni-Marts, Inc.    100        87       166       165       236       282

S & P 500          100       111       125       130       169       203

Old Peer Group     100       108       142       154       284       230

New Peer Group     100       162       225       246       171       161

                           CERTAIN TRANSACTIONS

   The Company received commissions of $445,000 in fiscal year 1996 from Coinfone Telecommunications, Inc. ("CTI") for coin-operated telephones installed at certain of the Company's convenience store locations. The majority of the stock of CTI is beneficially owned or controlled by persons related to Henry D. Sahakian.

   The foregoing transaction and those described under "Compensation Committee Interlocks and Insider Participation" were or are, as the case may be, on terms which are at least as favorable as could have been obtained with or from a third party. All such transactions were approved by a majority of the independent directors of the Board.


                          PRINCIPAL STOCKHOLDERS

   The following table sets forth, as of January 2, 1997, information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known to the Company to own 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's Directors and Executive Officers and
(iii) all of the Directors and Executive Officers as a group. As of such date, there were 6,636,450 shares of Common Stock outstanding.

                                                        Common Stock
                                                   Beneficial Ownership (1)
                                                ----------------------------
Name and Address of Beneficial Owner (2)            Shares        Percentage
-----------------------------------------       --------------    ----------
Henry D. Sahakian                                 574,627 (3)         8.6%
Daniel D. Sahakian                                949,459 (4)        14.0
J. Kirk Gallaher                                   88,147 (5)         1.3
G. David Gearhart                                   9,728 (6)         0.1
Bruce K. Heim                                      43,640 (7)         0.7
Jeremiah A. Keating                                11,566 (8)         0.2
Charles R. Markham                                 52,531 (9)         0.8
Joseph V. Paterno                                  42,836 (10)        0.6
Charles C. Pearson, Jr.                            13,562 (11)        0.2
Howard D. Romines                                  16,972 (12)        0.3
Michael J. Serventi                               248,250 (13)        3.7
All Directors and Executive Officers as a
 Group (11 persons)                             2,051,318            29.5
Alexander Sahakian Trust                          423,500             6.4
-----------

(1) Includes options to purchase Common Stock granted pursuant to the Company's Equity Compensation Plan and certain nonqualified stock options which are exercisable within 60 days.

(2)  Addresses of all beneficial owners listed are in care of the Company.

(3) Includes 92,400 shares held by Henry D. Sahakian jointly with his wife, 36,500 shares owned by his wife, 7,330 shares held in the Savings Plan and options to purchase 41,040 shares of Common Stock. Henry D. Sahakian is one of two trustees for two trusts for the benefit of Daniel D. Sahakian's children. Henry D. Sahakian disclaims beneficial ownership of, and the beneficial ownership in the table above does not include, the stock held by these two trusts.

(4) Includes 423,500 shares owned by Daniel D. Sahakian's wife, 44,000 shares held jointly with his wife, 70,115 shares held for two trusts and options to purchase 157,000 shares of Common Stock. The beneficial ownership in the table above does not include 635,250 shares held by two trusts for the benefit of Daniel D. Sahakian's children.

(5) Includes 48,457 shares held by Mr. Gallaher with his wife, 1,165 shares held in the Savings Plan and options to purchase 38,525 shares of Common Stock.

(6) Includes 3,036 shares held by Mr. Gearhart jointly with his wife and options to purchase 4,750 shares of Common Stock.

(7) Includes 30,142 shares owned by Mr. Heim's wife and options to purchase 7,000 shares of Common Stock.

(8) Includes 1,100 shares held by Mr. Keating jointly with his wife and options to purchase 7,000 shares of Common Stock.

(9) Includes 1,317 shares held in the Savings Plan and options to purchase 34,820 shares of Common Stock.

(10) Includes 32,350 shares held by Mr. Paterno jointly with his wife and options to purchase 7,000 shares of Common Stock.

(11) Includes options to purchase 4,750 shares of Common Stock.

(12) Includes 1,825 shares held in the Savings Plan and options to purchase 14,685 shares of Common Stock.

(13) Includes options to purchase 7,000 shares of Common Stock.


          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of its Common Stock to file with the Securities Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during or with respect to the fiscal year ended September 30, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with.

                                PROPOSAL II
            RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The firm of Deloitte & Touche LLP, Philadelphia, Pennsylvania, has acted as the Company's independent auditors for the fiscal year ended September 30, 1996. The Company intends to utilize the services of Deloitte & Touche LLP for the fiscal year ending September 30, 1997. A member of that firm will be present at the Annual Meeting to respond to appropriate questions from stockholders. He may also make a statement. The proxy agents of the Board of Directors intend to vote, unless instructed otherwise, for the ratification of the appointment of the firm of Deloitte & Touche LLP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE ABOVE-NAMED INDEPENDENT AUDITORS.


                           STOCKHOLDER PROPOSALS

     For the next annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than September 26, 1997 to be considered for inclusion in the Company's proxy materials for the Annual Meeting to be held in 1998.


                               OTHER MATTERS

     The Board of Directors is not aware of any other matters to be presented for action, but, if any other matter properly comes before the Annual Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.


                                          By Order of the Board of Directors,



                                          /S/ HARRY A. MARTIN


                                          Harry A. Martin
                                          Secretary

State College, Pennsylvania
January 24, 1997

                                                             APPENDIX
                              UNI-MARTS, INC.

                                   PROXY

     This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on February 20, 1997 and any adjournment thereof.

     This Proxy will be voted as specified on the reverse side hereof. If no specific direction is given, it will be voted for the election of Directors and for the ratification of the appointment of the independent auditors.

     The undersigned appoints Henry D. Sahakian and J. Kirk Gallaher, or any one or more of them acting in the absence of others, proxies, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, February 20, 1997, at 10:00 A.M., and any adjournment thereof, as set forth below.

1. - ELECTION OF DIRECTORS                Henry D. Sahakian, Bruce K.
                                          Heim, Michael J. Serventi

     FOR ALL NOMINEES       WITHHOLD      (Instruction: To withhold
       LISTED ABOVE       AUTHORITY TO    authority to vote for any
        (except as        VOTE FOR ALL    nominee, write that nominee's
       marked to the     NOMINEES LISTED  name on the line below.)
      contrary below)         ABOVE

          /   /               /   /
                                          ------------------------------------


2. - PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP
     AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR
     ENDING SEPTEMBER 30, 1997.

      For     Against     Abstain

     /   /     /   /       /   /





                         Date:                                     , 1997
                                -----------------------------------

                         ------------------------------------------------

                         ------------------------------------------------
                         Signature(s)
                         IMPORTANT: Please sign your name or names exactly as printed on this proxy. When signing as attorney, executor, administrator, trustee or guardian, give title as such.

























                                     2